Matthew J. Hoodendoorn
Chartered Accountant

875 Merritt St.
Coquitlam, B.C. V3J 7K9
Phone (604) 936-9906
Facsimile (604) 963-0374

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANT

Oban Mining Inc.
412 Memorial Drive N.E.
Calgary, Alberta
T2E 4Y7

I hereby consent to the use in the Prospectus constituting a part of this Registration Statement of my report dated May 1, 2001, relating to the financial statements of Oban Mining Inc. at March 31, 2001 and December 31, 2000 which is contained in that Prospectus. My report contains an explanaotory paragraph regarding the ability of the Company to continue as a going concern.

I also consent to the reference to myself under the caption "Experts" in the Prospectus.

/s/ Matthew Hoogendoorn, CA
Matthew Hoogendoorn

Coquitlam, British Columbia
May 30, 2001